EXHIBIT 99.1

Media Inquiries:	Investor Inquiries:
Lynn Newman	Matthew Booher
908-953-8692 (office)	908-953-7500 (office)
908-672-1321 (mobile)	mbooher@avaya.com
lynnnewman@avaya.com

AVAYA REPORTS FOURTH FISCAL QUARTER AND FISCAL YEAR 2006 RESULTS

•  Product Sales Increase Nine Percent Year-over-Year

•  Operating Income of $137 Million, Excluding Restructuring Charges; Operating Income of $75 Million, As Reported

•  Diluted EPS of 17 Cents, Excluding Restructuring Charges and Certain Tax Benefits; EPS of 10 Cents, As Reported

•  Company Generates $191 Million in Operating Cash Flow

FOR IMMEDIATE RELEASE: TUESDAY, OCTOBER 24, 2006

BASKING RIDGE, N. J. – Avaya Inc., (NYSE:AV) a leading global provider of business communications applications, systems and services, today reported net income of $48 million or 10 cents per diluted share for the fourth fiscal quarter of 2006. Earnings per diluted share were 17 cents excluding the restructuring charges of $62 million pre-tax ($43 million after-tax) and the net benefit from several tax items in the fourth fiscal quarter.  (See chart accompanying this press release.)

Avaya’s fourth fiscal quarter 2006 revenues increased five percent to $1.364 billion compared to $1.296 billion in the same period last year.  Year-over-year revenues increased in both the company’s products and services segments, as well as across all geographic regions.  Worldwide product sales rose nine percent compared to the same period last year, with IP line shipments increasing in the high 20 percent range.

The company reported operating income for the quarter of $75 million and, excluding the restructuring charges, it was $137 million. Avaya generated $191 million in operating cash flow in the quarter and $647 million in fiscal 2006, nearly double the cash it generated in fiscal 2005.  Avaya had $899 million in cash at the end of fiscal 2006.

“We finished fiscal 2006 with a strong quarter,” said Lou D’Ambrosio, president and CEO, Avaya.   “The transition by enterprises to IP telephony and Intelligent Communications continued to drive growth in product sales and IP line shipments.  Also in the quarter, we captured operating leverage from our revenue growth and generated strong cash flow.  And we took action to more effectively align our resources to capture market opportunities and to improve our cost structure.

- more -

“As we move forward in fiscal 2007, we are focused on driving growth and extending our market leadership around Intelligent Communications, tenacious execution and productivity enhancements to deliver sustained value creation,” Mr. D’Ambrosio said.

As previously announced, during the fourth fiscal quarter Avaya incurred restructuring charges of $62 million pre-tax, primarily related to workforce reductions in the United States and Europe.

Avaya also said it expects to incur additional restructuring charges in the range of approximately $65 million to $75 million in the first half of fiscal 2007 related to workforce reductions.  The savings from the fourth quarter of fiscal 2006 and first half of fiscal 2007 actions will be used to offset increased compensation-related expenses and to enhance and upgrade our workforce skills, reinvest in the business to strengthen Avaya’s competitiveness and support revenue growth.

Once the company has completed these additional restructuring actions, the company believes it should be able to reasonably estimate and make an addition to its reserve for future post employment benefits pursuant to Financial Accounting Standards No. 112, relating to its European operations, of up to approximately $70 million.

Fourth Quarter 2005 Results

In the fourth fiscal quarter last year, the company reported net income of $660 million or $1.36 per diluted share.  Those results included a tax benefit from the reversal of the company’s deferred tax valuation allowance, restructuring charges and a charge for in-process research and development.  Excluding these items, earnings per diluted share were 20 cents.

In the year ago quarter, operating income was $82 million and excluding restructuring charges and a charge for in-process research and development, was $107 million.

Year-To-Date 2006 Results

For fiscal year 2006, Avaya reported net income of $201 million or 43 cents per diluted share compared to net income of $921 million or $1.89 per diluted share in fiscal 2005.  The company generated operating cash flow of $647 million in fiscal 2006 compared to $334 million in fiscal 2005.

Fiscal 2006 revenues were $5.148 billion compared to fiscal 2005 revenues of $4.902 billion.

Fourth Fiscal Quarter Highlights

Since the end of the last quarter, Avaya has announced several customer wins and new solution offers.

ING Comercial America chose Avaya Customer Interaction Suite to handle its 220,000 customer calls per month.  Improved routing of calls to properly skilled agents reduced dropped calls by 75 percent.

Vitro, a leading glass manufacturing company in Monterrey, Mexico, chose Avaya IP Telephony for its 7,000 employees.  The system gives Vitro and its employees increased responsiveness to customers and control over communications.  Unified Communications allows users to receive voice messages in their e-mail inbox, and a unified telephone directory for all the Vitro companies lets employees access contact information directly from their IP phone.

Seaworld Nara Resort in Australia chose Avaya IP Telephony and IP Contact Center solutions to handle communications for the four and a half million visitors the resort hosts each year.  Using the advanced Avaya technology, the resort is implementing a sophisticated call center with comprehensive reporting functionality, significantly enhancing the management of reservation inquiries.

Groupo Multimedios in Mexico chose an Avaya IP Contact Center, The company estimates that implementing the new contact center has helped them save over US$400,000, enabling them to obtain a return on investment in less than one year.

Avaya introduced Avaya Interaction Center 7.1, the new version of its IP-based multimedia contact center software featuring new capabilities that help customer service agents more effectively manage customer interactions.   Organizations can use a new software development kit to fully customize agent screens so the most complex customer transactions – via phone, e-mail or Web chat – can be more simply managed through a single, easy-to-use portal.

The company made significant enhancements to its one-X™ Quick Edition, a system which eliminates the need for a central server and embeds the functionality of an IP-PBX into the phones.  The enhancements include Session Initiation Protocol (SIP) trunking capabilities, which allow small office locations to reduce costs by routing voice traffic

securely over an Internet connection.   Other enhancements include a Multisite Provisioning Tool, which allows upgrades and updates from a central site at the touch of a button, and Teleworker capabilities, which allow a remote or home worker to access all the same features as an office worker without being on the same local area network.

The new Avaya VPNremote® for IP Phones 2.0 is a software solution that lets businesses easily embed virtual private network (VPN) capabilities into Avaya IP phones, providing employees working at home or in temporary locations with the same enterprise-class IP communications experienced in a corporate office. With this new version, Avaya VPNremote phones now support VPN environments of Cisco Systems and Juniper Networks.

Forward-Looking Statements

Certain statements made in the earnings conference call are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements regarding Avaya’s expected performance and outlook for operating results are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to:

•                       supply issues related to our outsourced manufacturing operations;

•                       price and product competition;

•                       rapid or disruptive technological development, including the effects of the technology shift from traditional TDM to IP telephony;

•                       dependence on new product development;

•                       customer demand for our products and services, including risks specifically associated with the services business and, in particular, the maintenance and rental and managed services lines of business, primarily due to renegotiations of customer contracts and changes in scope, pricing pressures and cancellations;

•                       general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations;

•                       risks related to inventory, including warranty costs, obsolescence charges, excess capacity, material and labor costs, and our distributors’ decisions regarding their own inventory levels;

•                       the economic, political and other risks associated with international sales and operations, including increased exposure to currency fluctuations and to European economies as a result of our acquisition of Tenovis;

•                       the ability to successfully integrate acquired companies, including Tenovis, which has required significant management time and attention;

•                       the ability to attract and retain qualified employees;

•                       control of costs and expenses;

•                       U.S. and non-U.S. government regulation; and

•                       the ability to form and implement alliances.

For a further list and description of such risks and uncertainties, see the reports filed by Avaya with the SEC, which are available at www.sec.gov, particularly the information contained in Part I, Item 1, entitled “Forward-Looking Statements,” of our fiscal 2006 Form 10-Q for the third quarter.  Avaya disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Presentation of Information in this Press Release

In an effort to provide investors with additional information regarding the company’s results as determined by accounting principles generally accepted in the United States (GAAP), the company has also disclosed “adjusted operating income,” “adjusted net income,” “adjusted earnings per diluted share,” “adjusted operating margin,” “net cash” and “adjusted effective tax rate” in this press release, in the conference call and in the supplementary materials accompanying the conference call discussing fourth quarter earnings results.  These are non-GAAP financial measures which management believes provide useful information to investors.

The rationale for managements’ use of these non-GAAP measures is included as part of the Form 8-K furnished to the SEC today.  The reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures is included in this press release and as part of the supplementary materials presented with the fourth quarter earnings materials.  The supplementary materials are available on the Avaya investor relations website at www.avaya.com/investors and will be included in a subsequent filing of a Form 8-K with the SEC.

Conference Call and Webcast

Avaya will host a conference call with a listen-only Q&A session to discuss these results at 5:00 p.m. EDT on Tuesday, Oct. 24, 2006.  To ensure you are on the call from the start, we suggest you access the call 10-15 minutes early by dialing:

Within and outside the United States: 706-634-2454.

For those unable to participate, there will be a playback available from 8:00 p.m. EDT Oct. 24, through Oct. 31, 2006.  For the replay, if you are calling from within the United States, please dial 800-642-1687.  If you are calling from outside the United States, please dial 706-645-9291.  The passcode for the replay is 6104929.

WEBCAST Information: Avaya will webcast this conference call live, with a listen-only Q&A session.  To ensure that you are on the webcast, we suggest that you access our website (www.avaya.com/investors) 10-15 minutes prior to the start.  Supplementary materials accompanying the conference call are available at the same location.  Following the live webcast, a replay will be available on our archives at the same web address.

About Avaya

Avaya Inc. designs, builds and manages communications networks for more than one million businesses worldwide, including more than 90 percent of the FORTUNE 500®. Focused on businesses large to small, Avaya is a world leader in secure and reliable Internet Protocol telephony systems and communications software applications and services.

Driving the convergence of voice and data communications with business applications – and distinguished by comprehensive worldwide services – Avaya helps customers leverage existing and new networks to achieve superior business results.  For more information visit the Avaya website: http://www.avaya.com.

Avaya Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited; Dollars and Shares in Millions, except per share amounts)

	For the three months ended		For the twelve months ended
	September 30,		September 30,
	2006	2005	2006	2005
REVENUE
Sales of products	$690	$631	$2,510	$2,294
Services	510	499	2,002	1,971
Rental and managed services	164	166	636	637
	1,364	1,296	5,148	4,902
COST
Sales of products	312	294	1,168	1,049
Services	348	325	1,320	1,297
Rental and managed services	69	61	270	259
	729	680	2,758	2,605
GROSS MARGIN	635	616	2,390	2,297

OPERATING EXPENSES
Selling, general and administrative	388	414	1,595	1,583
Research and development	110	98	428	394
Restructuring charges	62	22	104	22
TOTAL OPERATING EXPENSES	560	534	2,127	1,999

OPERATING INCOME	75	82	263	298
Other income (expense), net	8	2	24	(32)
Interest expense	—	(1)	(3)	(19)

INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	83	83	284	247

Provision for (benefit from) income taxes	35	(577)	83	(676)
INCOME FROM CONTINUING OPERATIONS	48	660	201	923

(LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAXES	—	—	—	(2)

NET INCOME	$48	$660	$201	$921

EARNINGS PER SHARE - BASIC
Earnings per share from continuing operations	$0.11	$1.39	$0.43	$1.95
Earnings per share from discontinued operations	—	—	—	—
EARNINGS PER SHARE	$0.11	$1.39	$0.43	$1.95

EARNINGS PER SHARE - DILUTED
Earnings per share from continuing operations	$0.10	$1.36	$0.43	$1.89
Earnings per share from discontinued operations	—	—	—	—
EARNINGS PER SHARE	$0.10	$1.36	$0.43	$1.89

Weighted Average Shares Outstanding - Basic	454	474	463	473
Weighted Average Shares Outstanding - Diluted	459	484	469	489

Avaya Inc. and Subsidiaries

Consolidated Balance Sheets

As of September 30, 2006 and 2005

(Unaudited; Dollars in Millions, except per share amounts)

	September 30, 2006	September 30, 2005 (a)
ASSETS
Current assets:
Cash and cash equivalents	$899	$750
Accounts receivable less allowances of $57 and $58 as of September 30, 2006 and 2005, respectively	871	862
Inventory	285	288
Deferred tax asset, net	153	143
Other current assets	151	128
TOTAL CURRENT ASSETS	2,359	2,171

Property, plant and equipment, net	668	738
Deferred tax asset, net	787	911
Intangible assets (b)	263	337
Goodwill (c)	941	914
Other assets	182	148
TOTAL ASSETS	$5,200	$5,219

LIABILITIES
Current liabilities:
Accounts payable	$418	$402
Payroll and benefit obligations	348	300
Deferred revenue	286	244
Other current liabilities	335	373
TOTAL CURRENT LIABILITIES	1,387	1,319

Benefit obligations	1,350	1,561
Deferred tax liability, net	77	96
Other liabilities	300	282
TOTAL NON-CURRENT LIABILITIES	1,727	1,939

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Series A junior participating preferred stock, par value $1.00 per share, 7.5 million shares authorized; none issued and outstanding	—	—
Common stock, par value $0.01 per share, 1.5 billion shares authorized, 452,203,778 and 471,328,963 issued (including 461,429 and 207,053 treasury shares) as of September 30, 2006 and 2005, respectively	5	5
Additional paid-in capital	2,637	2,895
Retained earnings (accumulated deficit)	148	(53)
Accumulated other comprehensive loss	(698)	(883)
Less treasury stock at cost	(6)	(3)
TOTAL STOCKHOLDERS’ EQUITY	2,086	1,961
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,200	$5,219

Notes to the Balance Sheets:

(a)             Certain prior year amounts have been reclassified to conform to the current period presentation.

(b)            Intangible assets include $192 million related to Tenovis and $28 million related to Spectel as of September 30, 2006.

(c)             Goodwill includes $587 million related to Tenovis, $64 million related to Spectel and $25 million related to Nimcat as of September 30, 2006.

Avaya Inc. and Subsidiaries

Operating Segments

Revenue and Operating Income

Quarterly Trend

(Unaudited; Dollars in Millions)

REVENUE

	For the Fiscal Year Ended					For the Fiscal Year Ended
	September 30, 2005					September 30, 2006
	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD

Global Communications Solutions	$592	$625	$648	$707	$2,572	$661	$661	$704	760	$2,786
Avaya Global Services	556	597	588	589	2,330	588	577	593	604	2,362
Corporate	—	—	—	—	—	—	—	—	—	—
Total Avaya	$1,148	$1,222	$1,236	$1,296	$4,902	$1,249	$1,238	$1,297	$1,364	$5,148

OPERATING INCOME

	For the Fiscal Year Ended					For the Fiscal Year Ended
	September 30, 2005					September 30, 2006
	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD

Global Communications Solutions	$25	$(12)	$1	$43	$57	$43	$32	$36	$86	$197
Avaya Global Services	56	27	37	46	166	60	41	34	36	171
Corporate: (A)	7	37	38	(7)	75	4	(20)	(42)	(47)	(105)
Total Avaya	$88	$52	$76	$82	$298	$107	$53	$28	$75	$263

(A) The segments are managed as two individual businesses and, as a result, include certain allocated costs and expenses of shared services, such as information technology, human resources, legal and finance. At the beginning of each fiscal year, the amount of certain corporate overhead expenses, including targeted annual incentive awards, to be charged to operating segments is determined and fixed for the entire year in the annual plan. The annual incentive award accrual is adjusted quarterly based on actual year to date results and those estimated for the remainder of the year. This adjustment of the annual incentive award accrual, as well as any other over/under absorption of corporate overheads against plan is recorded and reported within the Corporate caption. The fourth quarter of fiscal 2006 includes restructuring charges primarily related to the separation of employees in Europe and the U.S.

Avaya Inc. and Subsidiaries

Supplemental Revenue Tables

(Unaudited, Dollars in Millions)

Revenue by Geography

					Fourth Fiscal Quarter
							Mix
4Q05	1Q06	2Q06	3Q06	Dollars in millions	2006	2005	2006	2005	Change
$768	$734	$719	$753	U.S.	$788	$768	58%	59%	$20	2.6%
				Outside the U.S:

378	364	356	387	EMEA - Europe/Middle East/Africa	391	378	29%	29%	13	3.4%
90	87	99	87	APAC - Asia Pacific	110	90	8%	7%	20	22.2%
60	64	64	70	Americas, non-U.S.	75	60	5%	5%	15	25.0%
528	515	519	544	Total outside the U.S.	576	528	42%	41%	48	9.1%
$1,296	$1,249	$1,238	$1,297	Total revenue	$1,364	$1,296	100%	100%	$68	5.2%

Revenue by Type

					Fourth Fiscal Quarter
							Mix
4Q05	1Q06	2Q06	3Q06	Dollars in millions	2006	2005	2006	2005	Change
$631	$591	$593	$636	Sales of products	$690	$631	51%	49%	$59	9.4%
499	501	487	504	Services	510	499	37%	38%	11	2.2%
166	157	158	157	Rental and managed services (a)	164	166	12%	13%	(2)	-1.2%
$1,296	$1,249	$1,238	$1,297	Total revenue	$1,364	$1,296	100%	100%	$68	5.2%

Sales of Products by Channel

					Fourth Fiscal Quarter
							Mix
4Q05	1Q06	2Q06	3Q06	Dollars in millions	2006	2005	2006	2005	Change
$307	$268	$250	$277	Direct (b)	$302	$307	44%	49%	$(5)	-1.6%
324	323	343	359	Indirect (b)	388	324	56%	51%	64	19.8%
$631	$591	$593	$636	Total sales of products	$690	$631	100%	100%	$59	9.4%

GCS Revenue by Class

					Fourth Fiscal Quarter
							Mix
4Q05	1Q06	2Q06	3Q06	Dollars in millions	2006	2005	2006	2005	Change
$445	$413	$414	$455	Large Communications Systems	$483	$445	63%	63%	$38	8.5%
91	88	94	92	Small Communications Systems	96	91	13%	13%	5	5.5%
164	151	141	144	Converged Voice Applications	169	164	22%	23%	5	3.0%
7	9	12	13	Other	12	7	2%	1%	5	71.4%
$707	$661	$661	$704	Total revenue - GCS	$760	$707	100%	100%	$53	7.5%

AGS Revenue by Class

					Fourth Fiscal Quarter
							Mix
4Q05	1Q06	2Q06	3Q06	Dollars in millions	2006	2005	2006	2005	Change
$375	$380	$366	$375	Maintenance (b)	$374	$375	62%	64%	$(1)	-0.3%
125	123	120	130	Implementation and integration services (b)	137	125	23%	21%	12	9.6%
87	85	90	87	Managed services (b)	93	87	15%	15%	6	6.9%
2	—	1	1	Other (b)	—	2	0%	0%	(2)	-100.0%
$589	$588	$577	$593	Total revenue - AGS	$604	$589	100%	100%	$15	2.5%

(a)  The services portion falls within the managed services line in the AGS Revenue by Class chart and the product portion is spread among the applicable line items in the GCS Revenue by Class chart.

(b)  Prior year revenue amounts have been reclassified to conform to current interim period presentation.

Avaya Inc. and Subsidiaries

Condensed Statements of Cash Flows

For the Twelve Months Ended September 30, 2006 and 2005

(Unaudited; Dollars in Millions)

	For the twelve months ended		For the twelve months ended
	September 30, 2006		September 30, 2005

Net cash provided by operating activities of continuing operations	$647		$334

Net cash (used in) investing activities of continuing operations	(189	)(a)	(558	)(a)

Net cash (used in) financing activities of continuing operations	(315	)(b)	(638	)(b)

Effect of exchange rate changes on cash and cash equivalents	6		(5)

Net increase (decrease) in cash and cash equivalents	149		(867)

Cash and cash equivalents at beginning of fiscal year	750		1,617

Cash and cash equivalents at end of fiscal year	$899		$750

(a)             Includes capital expenditures of $117 and $147 and capitalized software development costs of $71 and $59 for the twelve months ended September 30, 2006 and 2005, respectively.

Includes $421 relating to acquisition of businesses, net of cash acquired for the twelve months ended September 30, 2005.

(b)            Includes $328 related to the repurchase of common stock for the twelve months ended September 30, 2006.

Includes $315 related to the repurchase of the senior notes for the twelve months ended September 30, 2005.

Avaya Inc. and Subsidiaries

Certain Items Included in Reported Results That May Affect Comparability

Quarterly and Fiscal Year Comparisons

(Unaudited; Dollars and Shares in Millions, except per share amounts)

Certain Items Impacting Operating Income:

	For the three months ended		For the twelve months ended
	September 30,		September 30,
	2006	2005	2006	2005
Operating Income, As Reported	$75	$82	$263	$298
Operating Margin	5.5%	6.3%	5.1%	6.1%

Certain Items Included in Operating Income:
Business restructuring charges	(62)	(22)	(104)	(22)
Asset impairment charges	—	—	(29)	—
Non-income tax settlements	—	—	22	—
Reversal of a portion of vacation liability	—	—	21	—
IPR&D charges associated with acquisitions	—	(3)	—	(7)
Tenovis integration costs	—	—	—	(6)
Certain Items Included in Operating Income	(62)	(25)	(90)	(35)

Operating Income Adjusted for the Impact of Certain Items	$137	$107	$353	$333
Operating Margin Adjusted for the Impact of Certain Items	10.0%	8.3%	6.9%	6.8%

Certain Items Impacting Net Income:

	For the three months ended		For the twelve months ended
	September 30,		September 30,
	2006	2005	2006	2005
Net Income, As Reported	$48	$660	$201	$921

Certain Items Included in Net Income:
Business restructuring charges	(62)	(22)	(104)	(22)
Asset impairment charges	—	—	(29)	—
Non-income tax settlements	—	—	22	—
Reversal of a portion of vacation liability	—	—	21	—
IPR&D charges associated with acquisitions	—	(3)	—	(7)
Tenovis integration costs	—	—	—	(6)
Loss on senior notes extinguishment	—	—	—	(41)
Net tax impact of above items	19	—	28	—
Deferred tax valuation allowance reversal	—	590	—	590
Net favorable tax items	11	—	32	123
Certain Items Included in Net Income	(32)	565	(30)	637

Net Income Adjusted for the Impact of Certain Items	$80	$95	$231	$284

Diluted Shares	459	484	469	489

Diluted EPS Adjusted for the Impact of Certain Items	$0.17	$0.20	$0.49	$0.58
Diluted EPS, As Reported	$0.10	$1.36	$0.43	$1.89